INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-6 (Reg. No. 333-65048) of Sun Life of Canada (U.S.) Variable Account G of our report dated February 15, 2002 accompanying the financial statements of Sun Life of Canada (U.S.) Variable Account G appearing in the Statement of Additional Information, which is part of such Registration Statement, to the use of our report dated February 15, 2002 accompanying the financial statements of Sun Life Assurance of Canada (U.S.) appearing in the Statement of Additional Information, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Accountants" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

December 2, 2002